Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-123524 and 333-197757 on Form S-3 and Registration Statement Nos. 333-104258, 333-123521, 333-165098, 333-165101, 333-54266, 333-64171, 333-64173 and 333-79741 on Form S-8 of our report relating to the consolidated financial statements and financial statement schedule of Surmodics, Inc. and subsidiaries dated December 2, 2016, and our report related to the effectiveness of Surmodics, Inc.’s and subsidiaries internal control over financial reporting dated December 2, 2016 (which report expresses an adverse opinion on the effectiveness of Surmodics, Inc.’s internal control over financial reporting because of a material weakness), appearing in this Annual Report on Form 10-K of Surmodics, Inc. for the year ended September 30, 2016.

/s/ DELOITTE & TOUCHE LLP

Minneapolis, Minnesota

December 2, 2016